Exhibit 10.1
Ally Financial Inc.
ALLY FINANCIAL INC.
EXECUTIVE SEVERANCE PLAN
1.Establishment and Purpose.
1.1Establishment of Plan. Ally Financial Inc. (“Ally”) adopts this Ally Financial Inc. Executive Severance Plan (this “Plan”) effective as of October 27, 2025 (the “Effective Date”). Ally and its affiliates and subsidiaries and their predecessors, successors, and assigns are referred to both collectively and individually as the “Company.” The Plan is a top hat plan as defined in Title I of ERISA, Sections 201(2), 301(a)(3), and 401(a)(1).
1.2Purpose of Plan. The purpose of this Plan is to provide financial and other benefits to select members of senior executives in the event their employment is terminated under specific circumstances set forth in this Plan. It also advances the interests of the Company and its shareholders by securing the continued employment, dedication, and focused attention of certain senior executives notwithstanding the possibility that their employment is terminated, including in connection with a Change in Control. The Plan is unfunded, non-qualified, and provides deferred severance benefits. Such benefits are not to be viewed as automatic and are not compensation for past services. They are intended only as prospective payments that will be offered under certain circumstances as set forth in the Plan.
2.Definitions.
For purposes of this Plan, the following terms have the meanings set forth below unless a different meaning is clearly required by the context.
2.1“AIP” means the Ally Financial Inc. Annual Incentive Plan.
2.2“Annual Target Incentive” means the Participant’s target annual incentive opportunity under the Company’s annual incentive plan or program (i.e., cash- and equity- based compensation not Base Salary), as communicated to each Participant, typically at the commencement of employment and again annually in the first quarter of each calendar year.
2.3“Base Salary” means the Participant’s annual gross base salary from the Company for the applicable fiscal year before any deductions, exclusions, deferrals, or contributions on a tax-qualified or non-tax-qualified basis under any plan or program of the Company.
2.4“Board” means the Board of Directors of Ally.
2.5“Cause” means, with respect to any Participant, except as otherwise set forth in the Participant’s Participation Agreement, the Participant’s:
a.conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
b.willful and continued failure to perform the Participant’s duties (other than such failure resulting from the Participant’s authorized time off or leave, disability or subsequent to the provision of a Good Reason Notice); or

Exhibit 10.1
Ally Financial Inc.
c.willful misconduct (including, but not limited to, a willful breach of the restrictive covenants set forth in Section 9 or any other agreement between the Participant and the Company) that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.
The determination of whether termination is for Cause will be made by the Committee, and its determination will be final and conclusive; provided, however, that, if capable of cure, a termination for Cause under clause (b) or (c) will be effective only if, within thirty (30) days following delivery of a notice by the Company to the Participant that the Company is terminating the Participant’s employment for Cause, the Participant has failed to cure the circumstances giving rise to a Cause termination, as determined by the Committee. No action or inaction during the Change in Control Protection Period will be deemed willful or intentional if not demonstrably willful or intentional and taken, or not taken, by the Participant in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.
2.6“CEO” means the Chief Executive Officer of the Company.
2.7“Change in Control” has the meaning set forth in the ICP; provided, however, that for purposes of clause (ii) of ICP Section 2(h) (i.e., the definition of “Change in Control”), the time period shall be thirty six (36) consecutive months and any new member of the Board must be approved by a vote of at least two-thirds (2/3) of the Incumbent Directors (as defined in the ICP).
2.8“CIC Period” means the period of time beginning on a Change in Control and through the twenty-four (24) month anniversary of the Change in Control.
2.9“CIC Qualifying Termination” means, within the CIC Period, (a) the Participant’s employment is involuntarily terminated by the Company without Cause or (b) the Participant terminates their employment from the Company for Good Reason.
2.10“CIC Severance Multiple” means two (2) for a non-CEO Participant, two and one-half (2.5) for the CEO, or as set forth in the Participation Agreement.
2.11“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable regulations promulgated thereunder.
2.12“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
2.13“Committee” means the Compensation, Nominating, and Governance Committee of the Board or any other committee appointed by the Board to be responsible for the administration of this Plan.
2.14“Date of Termination” means the date of a CIC Qualifying Termination or an Involuntary Termination, as applicable.
2.15“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

Exhibit 10.1
Ally Financial Inc.
2.16“Good Reason” means, with respect to any Participant, except as otherwise set forth in the Participant’s Participation Agreement, in the absence of the written consent of the Participant:
a.a material diminution in the Participant’s position, authority, duties or responsibilities (including the assignment to the Participant of any duties or responsibilities materially and adversely inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to such change or, during a CIC Period, a material adverse change in the Participant’s reporting requirements);
b.a material reduction (other than pursuant to a uniform reduction applicable to other similarly situated executives of the Company) in the Participant’s Base Salary or Annual Target Incentive;
c.the Company’s requirement that the Participant relocate the Participant’s principal business office to any location more than fifty (50) miles from its location immediately prior to such relocation; or
d.the Company’s failure to obtain the assumption of this Plan as contemplated by Section 15 below.
Notwithstanding the foregoing, no event or circumstance will constitute Good Reason unless (i) the Participant provides the Company notice (“Good Reason Notice”) within thirty (30) days after the Participant has actual knowledge of the occurrence or existence of such event or circumstance setting forth in reasonable detail the basis of the event, (ii) the Company fails to cure such event or circumstance within thirty (30) days after delivery of such notice, and (iii) the Participant’s employment with the Company terminates within ninety (90) days after the expiration of such cure period.
2.17“ICP” means the Ally Financial Inc. Incentive Compensation Plan, as the same may be amended from time to time.
2.18“Involuntary Termination” means, outside of a CIC Period, the Participant’s employment is involuntarily terminated by the Company without Cause or by the Participant for Good Reason.
2.19“Involuntary Termination Severance Multiple” means one (1) for a non-CEO Participant, two (2) for the CEO, or as set forth in the Participation Agreement.
2.20“Participant” is defined in Section 3.1.
2.21“Participation Agreement” means the agreement executed by the Company and a Participant to document the Participant’s participation in this Plan and which is substantially in the form of the attached Exhibit A.
2.22“Plan” means this Ally Financial Inc. Executive Severance Plan of Ally Financial Inc., including the applicable Participation Agreement.

Exhibit 10.1
Ally Financial Inc.
2.23“Release” is described in Section 4.5 of this Plan.
2.24“Section 280G” means Section 280G of the Code, including any amendments or regulations promulgated thereunder.
2.25“Section 409A” means Section 409A of the Code, including any amendments or regulations promulgated thereunder.
2.26“Section 4999” means Section 4999 of the Code, including any amendments or regulations promulgated thereunder.
2.27“Separation from Service” has the meaning set forth in Treasury Regulation section 1.409A-l and generally means termination of employment from the Company. It is intended that any CIC Qualifying Termination or Involuntary Termination will be a Separation from Service.
2.28“Specified Employee” means an individual who, as of the date of such individual’s Separation from Service, meets the requirements to be a “specified employee” as defined in Section 409A (as determined under the Company’s procedure for determining specified employees on the relevant date).
3.Participation.
3.1Commencement of Participation. Each employee of the Company who (a) is designated by the Committee to participate in this Plan, (b) receives a Participation Agreement from the Company, and (c) executes and returns such Participation Agreement to the Company in accordance with its terms will be a “Participant” in this Plan.
3.2End of Participation. A Participant will cease to be a Participant eligible for benefits under this Plan (a) following a CIC Qualifying Termination or an Involuntary Termination and upon the receipt of all payments and benefits to which such Participant was entitled under this Plan as a result of such CIC Qualifying Termination or Involuntary Termination, (b) upon an earlier Separation from Service that is not a CIC Qualifying Termination or an Involuntary Termination, or (c) as provided in the Participant’s Participation Agreement.
3.3The Committee may delegate to any person, including any executive officer of the Company, or to any administrative group within the Company, any of its powers, responsibilities, or duties as it deems appropriate in its sole discretion in accordance with applicable law. In delegating its authority, the Committee will consider the extent to which any delegation may cause payments hereunder to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Securities Exchange Act of 1934, as amended.
4.Severance Benefits.
4.1CIC Qualifying Termination Severance Benefits. Upon a CIC Qualifying Termination, the Company will pay or provide the Participant the following benefits, subject to

Exhibit 10.1
Ally Financial Inc.
the Participant’s execution and non-revocation of a Release as described in Section 4.5 of this Plan:
a.Severance Payment. An amount equal to (i) the applicable CIC Severance Multiple times the sum of the Participant’s Base Salary plus the cash portion of the Participant’s Annual Target Incentive (paid in cash) and (ii) the prorated cash portion of the Participant’s Annual Target Incentive (paid in cash) for the year during which the Date of Termination occurs. Subject to Sections 4.5 and 11.1 below, the Company will pay the benefits described in this Section 4.1(a) to the Participant in a lump sum within fifteen (15) business days following the later of the date that the Release described in Section 4.5 below becomes effective and irrevocable pursuant to its terms or the Date of Termination; provided, however, that in no event will such amounts be paid later than March 15 of the year following the year during which the Date of Termination occurs.
b.Medical Benefits. An amount equal to the Participant’s monthly medical plan COBRA premium at the Date of Termination times twelve (12) times the Participant’s CIC Severance Multiple. Such amount will be paid when the cash severance in Section 4.1(a) is paid.
c.Outplacement Benefits. Outplacement assistance through an approved vendor provided that the scope, level, amount, timing, and all other terms and conditions of such outplacement benefits are determined by the Company in its sole discretion as market competitive for Plan Participants.
d.No Duplication. In the event a Participant becomes eligible for benefits upon an Involuntary Termination which is later deemed to be a CIC Qualifying Termination, the amount of benefits payable upon the CIC Qualifying Termination will be reduced by those paid in connection with an Involuntary Termination.
4.2Involuntary Termination Severance Benefits. Upon an Involuntary Termination, the Company will pay or provide the Participant the following severance benefits, subject to the Participant’s execution and non-revocation of a Release as described in Section 4.5 of this Plan:
a.Severance Payment. An amount equal to the applicable Involuntary Termination Severance Multiple times the Participant’s Base Salary. Subject to Sections 4.5 and 11.1 below, the Company will make the severance payment described in this Section 4.2(a) to the Participant in a lump sum within fifteen (15) business days following the later of the date that the Release described in Section 4.5 below becomes effective and irrevocable pursuant to its terms or the Date of Termination; provided, however, that in no event will such amount be paid later than March 15 of the year following the year during which the Date of Termination occurs. In addition, the Participant will be eligible for discretionary annual incentive awards determined by the Company in accordance with the terms and conditions of the AIP and the ICP.
b.Medical Benefits. An amount equal to the Participant’s monthly medical plan COBRA premium at the Date of Termination times twelve (12). Such amount will be paid when the severance payment in Section 4.2(a) is paid.

Exhibit 10.1
Ally Financial Inc.
c.Outplacement Benefits. Outplacement assistance through an approved vendor, provided that the scope, level, amount, timing, and all other terms and conditions of such outplacement benefits are determined by the Company in its sole discretion as market competitive for Plan Participants.
4.3Incentive Compensation Plans. Any award granted to a Participant under the AIP or ICP, or their successors, will be governed by the provisions of those plans and the applicable award agreements; provided, however, that for purposes of administering benefits under this Plan the definition of “cause” in such award agreements shall have the meaning of “Cause” in this Plan and references to vesting on a termination without “cause” or a “qualifying termination” (or similar term) will also be deemed to refer to a Participant’s Involuntary Termination or CIC Qualifying Termination as defined in this Plan, as applicable, and provided further that any restricted stock, restricted stock units, performance stock units or other stock-based awards that fully vest upon a Participant’s CIC Qualifying Termination will be settled when the Cash Severance in Section 4.1(a) is paid or, if applicable, the first date thereafter that would not result in a violation of the requirements of Section 409A.
4.4Accrued Obligations. Upon a termination for any reason, the Company will pay or provide the Participant (i) the Participant’s Base Salary through the Date of Termination, plus (ii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company policies, in each case, to the extent not previously paid (the “Accrued Obligations”), which will be paid within thirty (30) days after the Participant’s Date of Termination.
4.5Release. A Participant’s receipt of benefits under this Plan (other than the Accrued Obligations) is conditioned on the Participant’s execution and non-revocation of a general release and waiver of claims in the form satisfactory to, approved by, and provided by the Company to the Participant no later than five (5) business days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following the Date of Termination. Subject to Section 11.1, any amounts that would be payable prior to the date that the Release becomes effective and irrevocable pursuant to its terms will instead be paid on the first regularly scheduled payroll that is at least sixty (60) days following the Date of Termination, subject to the effectiveness of the Release.
4.6Offset. The Company may set off against, and each Participant authorizes the Company to deduct from, any payments due to the Participant, or to the Participant’s estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company by the Participant, whether arising under this Plan or otherwise; provided that no such offset may be made to the extent the offset would result in a violation of the requirements of Section 409A.
4.7No Mitigation. In no event will the Participant be obligated to seek other employment or take other action to mitigate the payments and benefits under this Section 4, and amounts will not be reduced if the Participant obtains other employment.

Exhibit 10.1
Ally Financial Inc.
5.Limitation on Rights Conferred.
Neither this Plan nor any action taken under this Plan will (i) give a Participant the right to continue in the employ or service of the Company, (ii) interfere in any way with the right of the Company to terminate a Participant’s employment or service at any time for any reason or no reason, or (iii) give a Participant any claim to be treated uniformly with other employees. The Company’s determinations under this Plan need not be uniform and any such determinations may be made by it selectively among Participants.
6.Benefits in the Event of Death; Incapacity.
In the event of the death of the Participant after becoming entitled to benefits under this Plan, benefits that would have been paid to the Participant if alive will be paid to the Participant’s designated beneficiary(ies), or if no person is designated, to the Participant’s estate. In the event of the death of a Participant prior to such Participant becoming entitled to benefits under this Plan, no benefits will be paid to the Participant’s beneficiary(ies), estate, or any other person on behalf of the Participant.
If the Company finds that any person to whom a benefit is payable under this Plan is legally, physically, or mentally incapable of personally receiving such payment, the Company may direct that such benefit be paid to any person, persons, or institutions who have custody of such person, or are providing necessities of life to such person, to the extent deemed appropriate by the Company. Any such payment will constitute a full discharge of the liability of the Company to the extent thereof.
7.Other Benefits.
The adoption of this Plan by the Company will not limit the power of the Company to adopt any other plan, program, policy, or practice. Nothing in this Plan will prevent or limit the Participant’s continuing or future participation in any plan, program, policy, or practice provided by the Company and for which the Participant may qualify and, except as specifically modified by this Plan, nothing in this Plan will limit a Participant’s rights under any such other plan, program, policy, or practice. Nothing in this Plan will supersede any restrictive covenants set forth in any other plan, program, or agreement with the Participant. Neither the provisions of this Plan nor the benefits provided under this Plan will reduce any amounts otherwise payable to the Participant under any other benefit, incentive, retirement, or equity compensation plan, or any other plan or arrangement of the Company, except as set forth below. Any severance benefits payable to a Participant under this Plan will not be counted as compensation for purposes of determining benefits under any other plan or program sponsored by the Company.
Notwithstanding the foregoing, this Plan will be construed and administered to avoid duplication of compensation and benefits which may be provided under any other severance, benefit, incentive, retirement, or equity compensation plan, or any other plan or arrangement of the Company or under any statute, rule, or regulation. In the event a Participant is covered by any other such arrangement as of such Participant’s Date of Termination that may duplicate the payments and benefits provided for in this Plan, the Company may reduce or eliminate the duplicative benefits under this Plan or under the other arrangement. In the event a Participant is

Exhibit 10.1
Ally Financial Inc.
covered by any other arrangement in effect as of the Effective Date that provides for severance payments that differ in timing or form of payment from those the Participant would otherwise be entitled to under this Plan, the severance payments provided to such Participant pursuant to this Plan will be reformed to the extent necessary to comply with Section 409A.
8.Tax Withholding.
The Participant is solely responsible for all applicable taxes (including income and excise taxes) and penalties, and any interest thereon, that the Participant incurs in connection with Plan participation and any payments and benefits contemplated by this Plan. As a condition to the delivery of any payments or benefits, the Company may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant under this Plan or (b) enter into any other suitable arrangements to withhold, in each case in the Company’s discretion the amounts of taxes to be withheld based on the individual tax rates applicable to the Participant.
9.Existing Obligations.
The Participant agrees that, if and to the extent the Participant previously entered into any agreements or is subject to any arrangements containing restrictive covenants (such as non-competition, non-solicitation, confidentiality, or invention rights agreements, including without limitation as set forth in the AIP, ICP, or any award agreement thereunder (the “Existing Obligations”), such Existing Obligations remain in full force and effect, and the Participant reaffirms and agrees to abide by any and all such Existing Obligations pursuant to their terms as a condition to participation in this Plan.
9.1Cooperation. The Participant will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of the Release or for the Company to comply with applicable laws. The Participant further agrees that, subject to the Participant’s protected rights under Section 9.2 and applicable law, the Participant will cooperate with the Company concerning reasonable requests for information about the business of the Company or the Participant’s involvement and participation in the business of the Company, the transition of duties to others within the Company, the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Participant was employed by the Company, and in connection with any audit, investigation, or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences, other than any such charges or claims brought by or on behalf of the Participant against the Company.
9.2Whistleblower Protections. Notwithstanding the foregoing, nothing in this Plan (or the Release) is intended to, and Section 9.1 (Cooperation) above and the Existing Obligations, as applicable, will not limit any Participant’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or

Exhibit 10.1
Ally Financial Inc.
self-regulatory authority, and the Participant does not need the Company’s permission to do so. In addition, nothing in this Plan (or the Release) requires any Participant to notify the Company of a request for information from any governmental entity or self-regulatory authority or of the Participant’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, the Participant recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, the Participant must inform such governmental entity or self-regulatory authority that the information the Participant is providing is confidential. In addition, the Participant is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information that the Participant came to learn during the Participant’s service to the Company that is protected from disclosure by any applicable privilege, including the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Nothing in this Plan will prevent or limit any Participant from recovering any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.
9.3Cease Payments. In the event that a Participant breaches this Section 9, including their Existing Obligations, the Company’s obligation to make or provide payment or benefits under Section 4 will cease.
9.4Continuing Operation. Except as specifically provided in this Section 9, the termination of the Participant’s employment with the Company for any reason will have no effect on the continuing operation of this Section 9 and the Participant’s Existing Obligations.
10.Administration.
The Company has the responsibility and authority to administer this Plan. In particular, the Company will have the authority in its sole discretion to (a) exercise all of the powers granted to it and make all determinations under this Plan; (b) construe, interpret and implement, and correct any defect, supply any omission, and reconcile any inconsistency in this Plan, and determine disputed facts related thereto, subject to Section 12 (Claims, Inquiries, Appeals); (c) prescribe, amend, and rescind rules and regulations relating to this Plan, including rules governing the Company’s own operations; and (d) determine the amount and recipient of any payment hereunder. The determination of the Company on all matters relating to this Plan prior to a Change in Control will be entitled to the maximum deference permitted by law and, subject to Section 12 (Claims, Inquiries, Appeals), will be final, binding and conclusive, and non-reviewable and non-appealable and may be entered as final judgment in any court having jurisdiction. Following a Change in Control, any determination of the Company on all matters relating to this Plan will be final, binding and conclusive, and non-reviewable and non-appealable and may be entered as final judgment in any court having jurisdiction; unless any such determination that (i) does not affect the benefits payable under this Plan is found to be arbitrary and capricious or (ii) does affect the benefits payable under this Plan is found to be unreasonable or to not have been made in good faith.

Exhibit 10.1
Ally Financial Inc.
The Company may delegate (either generally or specifically) its powers and authorities under this Section 10 as it deems appropriate in its sole discretion in accordance with applicable law. The Company may delegate to any person, including any executive officer of the Company, or to any administrative group within the Company, any of its powers, responsibilities, or duties. In delegating its authority, the Company will consider the extent to which any delegation may cause payments hereunder to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Securities Exchange Act of 1934, as amended.
11.Tax Matters.
11.1Section 409A Compliance. The Company intends that the payments and benefits provided under this Plan are exempt from or compliant with Section 409A, and the terms of this Plan will be interpreted and construed consistent with that intent. To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A or to the extent any provision in this Plan must be modified to comply with Section 409A, such provision will be read, or will be modified, in such a manner so that all payments and benefits provided under this Plan will comply with Section 409A, and if in the good faith determination of the Company such result cannot be achieved, then such provision will be treated as void. Any payments to be made under this Plan upon a termination of employment will only be made upon a Separation from Service. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
Without limiting the generality of this Section 11.1, with respect to any payment or benefit provided under this Plan that is “deferred compensation” subject to Section 409A, in each case to the extent required to comply with Section 409A: (a) if the payments or benefits include a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii)), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and (b) each separately identified amount to which a Participant is entitled under this Plan will be treated as a separate payment.
Notwithstanding anything to the contrary in Section 4 of this Plan, if any payment or benefit provided to a Participant in connection with such Participant’s CIC Qualifying Termination or Involuntary Termination is determined to constitute “deferred compensation” subject to Section 409A and the Participant is a Specified Employee as of the date of such Participant’s Separation from Service, then any payment or benefit that would otherwise be due under Section 4 within six (6) months after such Separation from Service will be delayed, without interest, until the first business day of the seventh month following the Participant’s Separation from Service, and the first payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.
All reimbursements or in-kind benefits provided under this Plan will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for

Exhibit 10.1
Ally Financial Inc.
reimbursement or the provision of any in-kind benefits during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
11.2Section 280G. In the event that any payment or distribution to or for the benefit of a Participant under this Plan or under any other plan, contract or agreement of the Company would, but for the effect of this Section 11.2, be subject to an excise tax imposed by Section 4999, together with any similar tax imposed by state or local law, including any interest or penalties (an “Excise Tax”), then, in the event that the after-tax value of all Payments (as defined below) to the Participant (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Participant of the Safe Harbor Amount (as defined below), then (1) the cash portion of the Payments under this Plan will be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, (2) if the reduction of the cash portions of the Payments to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments under any other plans will be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, under this Plan and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments will be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” subject to Section 409A and then with respect to amounts that are.
As used in this Section 11.2, (x) “Payment” means any payment or distribution in the nature of compensation (constituting a parachute payment within the meaning of Section 280G(b)(2)) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise, (y) “Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3), and (z) “Parachute Value” of a Payment means the present value as of the date of the Change in Control (for purposes of Section 280G) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. Any reductions of Payments required under this Section 11.2 will be made in a manner that complies with Section 409A.
Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 11.2 will be made in writing by a nationally-recognized accounting or consulting firm selected by the Company (the “Determination Firm”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 11.2, the Determination Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section

Exhibit 10.1
Ally Financial Inc.
4999. The Company and the Participant agree to furnish to the Determination Firm such information and documents as the Determination Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs the Determination Firm may reasonably incur in connection with any calculations contemplated by this provision.
12.Claims, Inquiries, Appeals.
Any application for benefits, inquiries about this Plan, or inquiries about present or future rights under this Plan must be submitted to the Company in writing, as follows:
Ally Financial Inc.
500 Woodward Ave.
Detroit, MI 48226
Attn: Executive Director of Total Rewards
Any individual (a “Claimant”) who has not received benefits under this Plan that such individual believes should be paid may make a claim for such benefits as follows:
12.1Written Claim. The Claimant can initiate a claim by submitting to the Company a written claim for the benefits within sixty (60) days after the Participant’s Date of Termination. Such claims will be reviewed and adjudicated by the Executive Director of Total Rewards.
12.2Timing of Company Response. The Company will respond to the Claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
12.3Notice of Decision. If the Company denies part or all of the claim, the Company will notify the Claimant in writing of such denial. The Company will write the notification in a manner intended to be understood by the Claimant. The notification will set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (d) an explanation of this Plan’s review procedures and the time limits applicable to such procedures; and (e) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
12.4Review Procedure. If the Company denies part or all of the claim, the Claimant will have the opportunity for a full and fair review of the denial. Such review will be conducted by the Chief Human Resources and Corporate Citizenship Officer (“CHRO”) unless the CHRO is unable to conduct such review (e.g., the CHRO is the claimant). In such instance, the review will be conducted by the Chief Legal and Corporate Affairs Officer. To initiate the review, the Claimant, within sixty (60) days after receiving the Company’s notice of denial, must file with the Company a written request for review. The Claimant will then have the opportunity to submit

Exhibit 10.1
Ally Financial Inc.
written comments, documents, records, and other information relating to the claim. The Company will also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits. In considering the claim on review, the Company will take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Company may require a Claimant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the Claimant’s own expense.
12.5Company Response. The Company will respond in writing to the Claimant’s written request for review within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision. The Company will notify the Claimant in writing of its decision on review. The Company will write the notification in a manner intended to be understood by the Claimant. The notification will set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA after exhausting all administrative claims and review procedures in this Section 12. If written notice of the Company’s decision is not given to the applicant within the time prescribed in this Section 12.5, the application will be deemed denied on review.
12.6Exhaustion of Remedies. No claim for benefits under this Plan may be brought in any forum until the Claimant (a) has submitted a written application for benefits in accordance with the procedures described in this Section 12, (b) has been notified by the Company that the application is denied (or the application is deemed denied due to the Company’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the review procedure described in Section 12.4 above, and (d) has been notified in writing that the Company has denied the appeal (or the appeal is deemed to be denied due to the Company’s failure to take any action on the claim within the time prescribed by Section 12.5 above). With respect to any claim for benefits under this Plan that is brought in any forum, all explicit and implicit determinations by the Company (including determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) will be afforded the maximum deference permitted by law.
12.7Final Dispute Resolution. Any and all disputes under this Plan (including but not limited to disputes regarding interpretation, scope, or validity of the Plan, any pendent state claims if not otherwise preempted by ERISA) that remain unresolved after the exhaustion of the

Exhibit 10.1
Ally Financial Inc.
claims procedure outlined in Sections 12.1 through 12.6, will be submitted to the exclusive jurisdiction of any state or federal court located in the County of Wayne, State of Michigan. The Company and each Participant, as a condition to such Participant’s participation in this Plan, acknowledge that the forum designated by this Section 12.7 has a reasonable relation to this Plan and to the relationship between such Participant and the Company.
The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in this Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 12.7, (iii) undertake not to commence any action arising out of or relating to or concerning this Plan in any forum other than the forum described in this Section 12.7 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Participant.
12.8Attorneys’ Fees. In the event of any dispute arising in connection with or following a Change in Control, in addition to all other amounts payable under this Plan, the Company will pay all legal fees and expenses incurred by a Participant in connection with any dispute arising out of or relating to this Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Plan), regardless of the outcome of such proceeding; provided, however, that a Participant will not be entitled to recover such fees and costs if the court determines that the Participant’s claim was brought in bad faith or was frivolous. Any attorneys’ fees incurred by a Participant with respect to such a dispute will be paid by the Company in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, and the Participant agrees to repay such amounts if it is ultimately determined by the court that the Participant’s claim was brought in bad faith or was frivolous.
13.Amendment and Termination; Waiver.
The Company may amend or terminate this Plan at any time and in any manner without the consent of any Participant or other affected individual. Notwithstanding the foregoing, this Plan, or a Participant’s participation in this Plan, may not be terminated or amended in a manner that materially and adversely affects the benefits payable to a Participant without such Participant’s written consent (i) upon less than three (3) months’ written notice to such Participant, (ii) prior to the receipt of all payments and benefits to which such Participant was entitled under this Plan as a result of the Participant’s Separation from Service prior to the effectiveness of such amendment or termination, or (iii) during a CIC Period (in each case, except as otherwise provided in Section 11.1).
Any party’s failure to enforce any provision or provisions of this Plan will not be construed as a waiver of any such provision or provisions, nor will it prevent any party from thereafter enforcing every other provision of this Plan.

Exhibit 10.1
Ally Financial Inc.
14.Notices.
For purposes of this Plan, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Participant:
At the most recent address on file at the Company.
If to the Company:
Ally Financial Inc.
500 Woodward Ave.
Detroit, MI 48226
Attn: Executive Director of Total Rewards
or to such other address a Participant or the Company furnishes in writing in accordance with this Section 14.
15.Successors; Nonassignability; No Hedging.
This Plan will bind any successor of the Company, its assets, or its businesses (whether direct or indirect) by purchase, merger, consolidation, or otherwise, to the same extent and in the same manner as the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by operation of law be bound by this Plan, the Company will require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan to the same extent and in the same manner as the Company would be required to perform if no such succession had taken place.
The interests of a Participant hereunder may not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and no Participant may borrow against such Participant’s interest in this Plan. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 15 will be null and void.
16.Third Party Beneficiaries.
The benefits provided under this Plan will inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
17.Indemnification.
No member of the Board or Committee or any person to whom the Company delegates its powers, responsibilities, or duties in writing, including by resolution (each such person, a

Exhibit 10.1
Ally Financial Inc.
“Covered Person”), will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to this Plan, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit, or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit, or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud, or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws, pursuant to any indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
18.Clawback.
Amounts payable under this Plan are subject to any clawback or recoupment policy that the Company may adopt from time to time to the extent provided in such policy.
19.Funding.
The amounts payable under this Plan will be paid in cash from the general assets of the Company, and a Participant will have no right, title, or interest in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments will at all times remain in the Company. Nothing in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind. To the extent that any person acquires a right to receive a payment under this Plan, such right will be no greater than the right of an unsecured creditor.
20.At-Will Employment.
Nothing in this Plan will confer upon any Participant any right to continued employment, or other engagement, with the Company, nor will it interfere in any way with the right of the Company, as applicable, to terminate, or alter the terms and conditions of, such employment or other engagement at any time, with or without reason.

Exhibit 10.1
Ally Financial Inc.
21.Severability.
If any provision of this Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), that provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining provisions will not be affected; provided, however, that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, the provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
22.Plan Headings.
The headings and subheadings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
23.Governing Law.
Except to the extent preempted by ERISA, the provisions of this Plan will be construed, administered, and enforced according to the laws of the State of Michigan without giving effect to the conflict of laws principles.

Exhibit 10.1
Ally Financial Inc.
Exhibit A
Ally Financial Inc.
Executive Severance Plan
Form of Participation Agreement
This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (“you”) and Ally Financial Inc. (“Ally”) pursuant to the Ally Financial Inc. Executive Severance Plan (the “Plan”). Any capitalized terms used in this Agreement but not defined in this Agreement have the meanings given to such terms in the Plan.
You have been designated as a [non-CEO Participant][Participant] for purposes of the Plan[ with such rights under the Plan as are applicable to the CEO]1. A copy of the Plan is attached, the terms and conditions of which are incorporated by reference in this Agreement.
Upon your delivery of an executed counterpart of this Agreement to the Company in accordance with Section 3.1 (Commencement of Participation) of the Plan, you will be deemed a Participant in the Plan eligible to receive severance benefits in connection with a CIC Qualifying Termination or Involuntary Termination, as applicable, subject to the terms and conditions of the Plan.
1CIC Qualifying Termination. If you experience a CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will be entitled to the benefits set forth in Section 4.1 (CIC Qualifying Termination Severance Benefits) of the Plan, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Release as described in Section 4.5 (Release) of the Plan).
2Non-CIC Qualifying Termination. If you experience an Involuntary Termination and are otherwise eligible to receive benefits under the Plan, you will be entitled to the benefits set forth in Section 4.2 (Involuntary Termination Severance Benefits) of the Plan, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Release as described in Section 4.5 (Release) of the Plan).
3Non-Duplication of Payments or Benefits. In the event you become eligible for benefits upon an Involuntary Termination which is later deemed to be a CIC Qualifying Termination, the amount of benefits payable to you upon the CIC Qualifying Termination will be reduced by those paid to you in connection with the Involuntary Termination.
4Amendment and Termination; Cessation of Benefits. The Company may amend or terminate the Plan at any time and in any manner without your consent. Notwithstanding the foregoing, the Plan (or your participation in the Plan) may not be terminated or amended in a manner that materially and adversely affects the benefits payable to you without your written consent (i) upon less than three (3) months’ written notice to you
1 Note: Bracketed language to be used only for CEO’s Participation Agreement.

Exhibit 10.1
Ally Financial Inc.
(the “Notice Period”), (ii) prior to the receipt of all payments and benefits to which you were entitled under the Plan as a result of your Separation from Service prior to the effectiveness of such amendment or termination, or (iii) during a CIC Period, in each case, except as otherwise provided in the Plan. Subject to the immediately preceding sentence (including, as applicable, satisfaction of any applicable Notice Period), in the event you cease to be a Participant at any time for any reason, you will immediately cease to be a Participant eligible for severance payments and benefits under the Plan.
5Acknowledgements. As a condition to participation in the Plan, you acknowledge and agree that: (i) by signing this Agreement, you voluntarily withdraw from the Ally Financial Inc. Severance Plan (the “Prior Plan”), as applicable, and will not become entitled to any benefits under the Prior Plan on or after the date you execute this Agreement; (ii) this Agreement and the Plan supersede any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you, including the Prior Plan, and any individually negotiated employment agreement with the Company; and (iii) in no event will you be entitled to receive duplicative benefits, and in the event you are covered by any other such arrangement as of your Date of Termination that may duplicate the payments and benefits provided for in the Plan, the Company may reduce or eliminate the duplicative benefits under the Plan or under the other arrangement.
6Governing Law. Except to the extent preempted by ERISA, this Agreement will be construed, administered, and enforced according to the laws of the State of Michigan without giving effect to the conflict of laws principles.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Agreement and the provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control, unless otherwise expressly provided herein. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Agreement and the Plan; (3) you acknowledge and agree to its terms; and (4) decisions and determinations made by the Company under the Plan will be final, binding on you and your successors, and conclusive, non-reviewable, and non-appealable, and may be entered as final judgment in any court having jurisdiction.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement will be effective as of the last date set forth below.

[Signature Page Follows]

Exhibit 10.1
Ally Financial Inc.

ALLY FINANCIAL INC.	PARTICIPANT
By: _________________________	By: _________________________
Its: _________________________	Date: _________________________
Date: _________________________

Beneficiary designation
I, ___________________, hereby designate the
following as my beneficiary for purposes of
any Plan benefits to which I become entitled in
accordance with Section 6 of the Plan (Benefits
in the Event of Death; Incapacity):

Beneficiary Name:

_______________________________

Beneficiary Address:

_______________________________
_______________________________
_______________________________